Sky Petroleum Approaches Reservoir Depth

Casing Set Above Reservoir at Depth in Excess of 13,800 ft

AUSTIN, TX -- 03/28/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to provide a drilling progress report on the Mubarek H-2 well. Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, reports that as of March 24th the well was at a drilled depth of 13,845 ft, just above the Ilam/Mishrif reservoir. The well has been cased at this depth and over the coming weeks the well will be drilled to a total depth of approximately 15,000 ft. The well will then be logged and completed prior to testing and tying in to the Mubarek Field production facilities. Production is expected to begin by mid-May 2006. Drilling operations commenced January 31st at the Mubarek H-2, the first of Sky Petroleum's participation in two infill wells on the field.

The company also reports that it has recently completed the final $3.5 million funding and has now fully paid USD $25 million in drilling costs related to the two wells in the Mubarek oil and gas field. Currently the company has approximately $7.5 million in cash on hand and has more than enough funds to finance its drilling obligations as well as working capital for 2006 and beyond.

"We are very pleased we are approaching reservoir depth and look forward to beginning production," said Brent Kinney, chief executive officer at Sky Petroleum, Inc.

Crescent is one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As operator of the Mubarek Field for over three decades, Crescent brings extensive knowledge of the subsurface conditions of the Mubarek Field. The first commercial oil was produced from the Mubarek Field in the mid 1970s and the field has been in continuous production since then.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the timing and success of the proposed infill drilling programs, the contemplated continued production at the Mubarek Field, and anticipated production from the wells, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com